Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

Endologix Appoints Leslie Norwalk to Board of Directors

IRVINE, Calif., April 29th, 2015 - Endologix, Inc. (Nasdaq: ELGX), developer and marketer of innovative treatments for aortic disorders, announced today that Leslie V. Norwalk, Esq., will be joining the Endologix Board of Directors effective May 1, 2015. Following her appointment, Endologix will have six independent directors and one non-independent director.

John McDermott, Chairman and Chief Executive Officer of Endologix, said, “We are pleased to welcome Leslie Norwalk to the Board of Directors. Her diverse background in the healthcare industry will provide a unique perspective as we continue to refine and expand our strategic growth plans. She also brings valuable regulatory and healthcare policy experience that will help ensure Endologix is well positioned in the evolving marketplace.”

Ms. Norwalk currently serves as a Strategic Advisor and Strategic Counsel to the law firm Epstein Becker & Green, P.C., healthcare and life science consultancy EBG Advisors, Inc., and legislative and regulatory consultancy National Health Advisors. Ms. Norwalk is also an Operating Partner at Enhanced Equity Fund, L.P. and serves as an Advisor to Warburg Pincus LLC, and Ferrer Freeman & Company.

Previously, Ms. Norwalk served the Bush Administration as the Acting Administrator for the Centers for Medicare & Medicaid Services, where she managed the day-to-day operations of Medicare, Medicaid, State Child Health Insurance Programs, Survey and Certification of health care facilities and other federal health care initiatives. For four years prior to that, she was the agency’s Deputy Administrator, responsible for the implementation of the changes made under the Medicare Modernization Act, including the Medicare Prescription Drug Benefit.

Prior to serving the Bush Administration, Ms. Norwalk practiced law in the Washington, D.C. office of Epstein Becker & Green, P.C. where she advised clients on a variety of health policy matters. She also served in the first Bush administration in the White House Office of Presidential Personnel, and the Office of the U.S. Trade Representative.

Ms. Norwalk also serves as Member of International Advisory Council at APCO Worldwide Inc. She earned a J.D. degree from the George Mason University School of Law and a bachelor’s degree, cum laude, in Economics and International Relations from Wellesley College.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

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